Exhibit 15.2

GCA	GAFFNEY, CLINE & ASSOCIATES

EXECUTIVE REPORT FOR RESERVES CERTIFICATION &
ECONOMIC EVALUATION OF GREATER ANGOSTURA FIELDS
IN BLOCK 2C, TRINIDAD & TOBAGO

Prepared for

CHINA NATIONAL OFFSHORE OIL CORPORATION LIMITED

MARCH, 2010

The Americas	Europe, Africa, FSU	Asia Pacific
and the Middle East
1360 Post Oak Blvd.,	Bentley Hall, Blacknest	80 Anson Road
Suite 2500	Alton, Hampshire	31-01C Fuji Xerox Towers
Houston, Texas 77056	United Kingdom GU34 4PU	Singapore 079907
Tel: +1 713 850 9955	Tel: +44 1420 525366	Tel: +65 6225 6951
Fax: +1 713 850-9966	Fax: +44 1420 525367	Fax: +65 6224 0842
email: gcah@gaffney-cline.com	email: gcauk@gaffney-cline.com	email: gcas@gaffney-cline.com

and at Argentina - Brazil - Kazakhstan - Russia - UAE - Australia
www.gaffney-cline.com

CNOOC	Copy No. 1	KK1498

Gaffney, Cline & Associates (Consultants) Pte Ltd Technical and Management Advisers to the Petroleum Industry Internationally Since 1962	80 Anson Road, #31-01C Fuji Xerox Towers Singapore 079907 Telephone: +65 6225 6951 Facsimile: +65 6224 0842 email:gcas@gaffney-cline.com
Registration No. 198701453N	www.gaffney-cline.com

YDH/jbi/L0399/2009/KK1498	12th March, 2010

Mr. Sun Bingyi
Director of Reserves Office
CHINA NATIONAL OFFSHORE
OIL CORPORATION LIMITED
No 25 Chaoyangmenbei Dajie
Beijing 100010, P.R. China

Dear Mr. Sun,

EXECUTIVE REPORT FOR RESERVES CERTIFICATION &
ECONOMIC EVALUATION OF GREATER ANGOSTURA FIELDS
IN BLOCK 2C, TRINIDAD & TOBAGO

1.           GENERAL SUMMARY

Gaffney, Cline & Associates (GCA) has been contracted by China National Offshore Oil Corporation Limited (CNOOC) for an independent reserves certification and economic evaluation for its annual financial report to the New York Stock Exchange (NYSE) and the Hong Kong Stock Exchange (HKEx) for the Greater Angostura Fields in Block 2C located 24 miles offshore, east coast of Trinidad & Tobago (Figure 1.1). The fields are located in relatively shallow water depths of approximately 120 to 200 ft.

Block 2C currently contains five identified gas cap oil fields or gas fields with oil rims: Kairi, the East Kairi Horst, Canteen, Aripo and Angostura (Figure 1.2), based on separate fluid contacts and initial pressures in the Angostura Oligocene reservoir and has been in oil production mainly from Canteen and Kairi since 2005 with produced gas being recycled, according to the Greater Angostura Field Development Plan that was approved in 2002. Sales of natural gas are expected to commence in 2011 following the fabrication and installation of additional facilities in the fields as part of the Angostura Gas Project.

The Block 2C Production Sharing Contract (PSC) between President of Trinidad and Tobago, Ministry of Energy and Energy Industries (MOEEI), BHP Petroleum (Trinidad) Inc and Elf Petroleum Trinidad BC was originally signed on 22nd April, 1996. GCA understands that CNOOC, through Chaoyang Petroleum (BVI) Ltd (Chaoyang), a CNOOC jointly-controlled entity, acquired a minority interest in Block 2C from Talisman Energy Inc (TLM) on 27th May, 2009. Chaoyang acquired from TLM a 100% equity interest in Talisman Trinidad Ltd (TTL), which held a 25% working interest under a PSC in Block 2C. CNOOC owns 50% equity interest of Chaoyang. The operator of Block 2C, BHP Billiton, holds a 45% working interest. The other partner Total holds 30%. The expiry date of Block 2C production contract is April, 2021, with an option to be extended by 5 years.

UNITED KINGDOM	UNITED STATES	SINGAPORE	AUSTRALIA	ARGENTINA	BRAZIL	KAZAKHSTAN	RUSSIA

GCA	GAFFNEY, CLINE & ASSOCIATES

FIGURE 1.1

BLOCK 2C LOCATION IN TRINIDAD & TOBAGO
GAFFNEY, CLINE & ASSOCIATES

FIGURE 1.2

BLOCK 2C BOUNDARIES AND FIVE FIELDS LOCATIONS

CNOOC	2	KK1498

GCA	GAFFNEY, CLINE & ASSOCIATES

There have been 36 wells drilled, including 8 exploration/appraisal wells, 17 oil producers (11 in Kairi, 5 in Canteen, 1 in E Kairi Horst), 6 gas injectors ( 4 in Kairi, 2 in Canteen), 3 shut-in gas producers (in Aripo), and 2 dry holes (1 each in Canteen and E Kairi Horst). Production data provided to GCA shows the cumulative oil production to August, 2009 is 47 MMbbl and the production rate is 14.9 MBbl/d.

In carrying out the review, GCA has relied upon information and data provided by CNOOC, which comprised: general FDP & reserves reports; Best Case geological model and G&G interpretation presentations in PDF format; well data, etc. GCA has reviewed, to the extent possible in the time period allowed, the available data and interpretations for reasonableness and the latter adjusted where appropriate. GCA has re- interpreted four key wells (Kairi-1, Canteen-1, Aripo-1 and Angostura-1) and checked and verified the Operator’s volumetric analysis. Well and reservoir performance were reviewed employing decline curve analysis and material balance techniques.

The results presented in this report are based upon information and data made available to GCA on or before 30th October, 2009. The reserve estimates, forward production estimates and Net Present Value (“NPV”) computations as presented herein are based upon these data and represent GCA’s opinion as of 31st December, 2009.

It is GCA’s considered opinion that the estimates of oil and gas reserve volumes as of 31st December, 2009, presented in this document are, in aggregate, reasonable and were prepared in accordance with the Final Rule of Modernization of Oil and Gas Reporting (17 CFR Parts 210, 211, 229 and 249) of the United States Securities and Exchange Commission (SEC) using generally accepted petroleum engineering principles. The definitions applicable to the Proved, Probable and Possible reserve categories and sub-classifications recognized in the conduct of these examinations correspond to the above Final Rule, which was published by the SEC on 14th January, 2009 on Federal Register/Vol. 74, No. 9 and can be found on web: http://www.sec.gov/rules/final/2009/33-8995fr.pdf).

Economic models were constructed based on terms of the applicable petroleum contracts as provided by CNOOC, in order to calculate CNOOC’s net revenue interest Proved (1P), Proved plus Probable (2P) and Proved plus Probable plus Possible (3P) Reserves. As of 31st December, 2009, the PD and 1P SEC reserves estimates were allocated till 2018 while the 2P and 3P SEC reserves estimates were allocated up to the end of the license contract period.

The economic tests for the 31st December, 2009 reserve volumes incorporated oil sales pricing levels based on the average actual sales price of Calypso crude oil available on the first day of each month in 2009 and this data is provided by CNOOC. The gas prices used were based on the gas pricing formulae agreed upon in the Gas Sales Agreement. Oil and gas prices were not escalated throughout the evaluation period.

Based on the Gas Project Depletion Plan prepared by the operator and provided by CNOOC, GCA assumed that there would be no more major future capital costs from the as-of-date forward.

CNOOC has provided historical cost data and 2009 Budget summary. GCA estimated the Fixed OPEX and Variable OPEX for the operation based on these and actual production. These costs were not escalated and kept constant throughout the evaluation period.

CNOOC’s net reserve volumes are derived by converting calculated net revenues accruing to CNOOC under the terms of the relevant petroleum contract into equivalent barrels of oil or thousands of cubic feet of natural gas utilising the average of actual 2009 sales price in the case of oil and anticipated gas contract prices in the case of gas. The CNOOC net revenue interest volumes reported in this document represent those amounts that are determined to be attributable to CNOOC’s net

CNOOC	3	KK1498

GCA	GAFFNEY, CLINE & ASSOCIATES

economic interest after the deduction of amounts attributable to third parties (government and other working interest partners).

Net Present Value (“NPV”) computations were also undertaken and derived using cost and production profiles input to the economic model established. These NPVs represent future net revenue, after taxes, attributable to the interests of CNOOC, discounted over the economic life of the project at a specified discount rate to a present value as of 31st December, 2009.

This assessment was conducted within the context of GCA’s understanding of the effects of petroleum legislation, taxation and other regulations that currently pertain to the property. GCA is not aware of any potential regulation amendments which could affect the ability to recover the estimated reserves. GCA is not in a position to attest to the property title, financial interest relationships or encumbrances thereon for any part of the property reviewed.

It should be understood that any evaluation, particularly one involving future petroleum developments, may be subject to significant variations over short periods of time, as new information becomes available and perceptions change.

GCA acted as independent reserve auditors. The firm’s senior partners, officers, and employees have no direct or indirect interest holding in either CNOOC or its affiliated companies. GCA’s remuneration was not in any way contingent upon reported reserve estimates. No representations are made herein in respect of property title or encumbrances thereon. The economic analyses presented have been utilized solely for the calculation of net reserves and do not represent assessments of market value. This report has been prepared for CNOOC and should not be used for purposes other than those for which it is intended.

A glossary of abbreviations and key industry standard terms, some or all which may be used in this report, is attached as Appendix I.

2.          RESULTS SUMMARY

2.1        In-Place Volumes

Table 2.1 presents the Gross STOIIPs and GIIPs (including solution gas) of Low, Best and High volumetric estimates in the Depletion Plan covered areas within Block 2C and which were estimated as volumetric checks.

TABLE 2.1

BLOCK 2C – TRINIDAD & TOBAGO
STOIIP & GIIP VOLUMETRIC ESTIMATION
(GROSS 100% VOLUMES)

Field	Low		Best		High
	Oil (MMbbl)	Gas (Bcf)	Oil (MMbbl)	Gas (Bcf)	Oil (MMbbl)	Gas (Bcf)
Aripo	11	301	27	413	34	521

Canteen	62	58	70	65	85	85

Kairi	146	392	165	464	190	613

E Kairi Horst	8	65	10	73	11	98

Total	227	816	271	1015	319	1317

Angostura-2	13	79	14	88	16	99

CNOOC	4	KK1498

GCA	GAFFNEY, CLINE & ASSOCIATES

2.2         Estimated Ultimate Recovery

Table 2.2 presents the Estimated Ultimate Recoveries (EURs) of Low, Best and High volumetric estimates within the Block 2C. Since there is no plan to develop the Angostura Field and the oil in the Aripo and E Kairi Horst Fields, the EURs and related estimates for these parts are not included hereinafter.

TABLE 2.2

BLOCK 2C – TRINIDAD & TOBAGO
ESTIMATED ULTIMATE RECOVERY ESTIMATION
(GROSS 100% VOLUMES)

Field	Low		Best		High
	Oil (MMbbl)	Gas (Bcf)	Oil (MMbbl)	Gas (Bcf)	Oil (MMbbl)	Gas (Bcf)
Aripo	-	246	-	346	-	453

Canteen	21.1	39	22.6	44	23.9	76

Kairi	46.5	287	49.5	380	52.1	530

E Kairi Horst	-	39	-	60	-	86

Total	67.6	611	72.1	830	76	1,145

Note:   Totals may not add exactly due to rounding errors.

2.3        Net Reserves

  Table 2.3 presents the net entitlement to PD, 1P, 2P and 3P oil and gas reserves attributable to CNOOC’s working interests (WI) as of 31st December, 2009 and which were estimated in accordance with SEC new Final Rules. The economic cut offs were applied following Economic Limit Tests (ELTs) using costs and prices which are kept constant throughout the period of calculation.

TABLE 2.3

BLOCK 2C – TRINIDAD & TOBAGO
CNOOC NET ENTITLEMENT RESERVES AS OF 31st DECEMBER, 2009

Field	PD		1P		2P		3P

	Oil	Gas	Oil	Gas	Oil	Gas	Oil	Gas

	(MMbbl)	(Bcf)	(MMbbl)	(Bcf)	(MMbbl)	(Bcf)	(MMbbl)	(Bcf)
Aripo	0	18.6	0	18.6	0	27.8	0	32.4

Canteen	0.698	2.8	0.698	2.8	0.805	3.5	0.893	4.7

Kairi	1.268	21.5	1.268	21.5	1.508	29.6	1.684	32.9

E Kairi Horst	0	3.1	0	3.1	0	5.3	0	6.8

Total	1.966	46.0	1.966	46.0	2.313	66.2	2.577	76.8

Note: Totals may not add exactly due to rounding errors.

CNOOC	5	KK1498

GCA	GAFFNEY, CLINE & ASSOCIATES

2.4         Gross Recoverable Volumes

Gross recoverable volumes, corresponding to the above Net Reserves, are presented in Table 2.4 for reference information only. They represent a 100% interest in commercially recoverable volumes as of 31st December, 2009, i.e. after economic cutoffs have been applied. Gross volumes include volumes attributable to third parties (government and other working interest partners).

TABLE 2.4

BLOCK 2C – TRINIDAD & TOBAGO
GROSS RECOVERABLE VOLUMES AS OF 31st DECEMBER, 2009

Field	PD		1P		2P		3P

	Oil (MMbbl)	Gas (Bcf)	Oil (MMbbl)	Gas (Bcf)	Oil (MMbbl)	Gas (Bcf)	Oil (MMbbl)	Gas (Bcf)
Aripo	0	230	0	230	0	302	0	361

Canteen	6.386	35	6.386	35	7.880	39	9.199	53

Kairi	11.599	272	11.599	272	14.759	328	17.340	372

E Kairi Horst	0	37	0	37	0	57	0	76

Total	17.985	574	17.985	574	22.638	725	26.539	862

Note:  Totals may not add exactly due to rounding errors.

2.5         Net Present Values

The NPVs as of 31st December, 2009 of estimated cash flows discounted at 10%, before and after taxes, attributable to CNOOC’s working interest in the projects identified above (excluding any balance sheet adjustments or financing costs), are estimated for the whole Block 2C on the basis of the FDP and the Depletion Plan in accordance with SEC Final Rule of Modernization of Oil and Gas Reporting using generally accepted petroleum engineering principles. Table 2.5 summarise the NPVs.

TABLE 2.5

BLOCK 2C – TRINIDAD & TOBAGO
CNOOC NET PRESENT VALUES AS OF 31st DECEMBER, 2009

Case	Pre-Tax NPVs U.S. $MM	Post-Tax NPVs U.S. $MM
PD	60.4	60.4
1P	60.4	60.4
2P	74.5	74.5
3P	84.8	84.8

CNOOC	6	KK1498

GCA	GAFFNEY, CLINE & ASSOCIATES

3.           SUMMARY REPORT FOR CNOOC’S FILING TO THE SEC

  On CNOOC’s request, GCA extracted, from its economic analysis, a series of report forms, including profiles of company net production, company gross revenue, CAPEX, OPEX, and net cash flow, etc. to meet the requirements of annual report filing to the SEC.

  Tables 3.1 to 3.4 are CNOOC’s PD, 1P, 2P and 3P Net Reserves and NPVs of the Block 2C, respectively.

  Tables 3.5 to 3.8 are block level and field level production profiles for PD, 1P, 2P and 3P, respectively.

Yours sincerely,

GAFFNEY, CLINE & ASSOCIATES (CONSULTANTS) PTE LTD

David S. Ahye
Regional Manager, Asia Pacific

CNOOC	7	KK1498

GCA	GAFFNEY, CLINE & ASSOCIATES

TABLE 3.1

BLOCK 2C – TRINIDAD & TOBAGO
CNOOC PD NET RESERVES & NPVs AS OF 31st DECEMBER, 2009

Case: PD	NPV7, US$MM =	67.2
CNOOC 12.5% WI	NPV8, US$MM =	64.8
	NPV9, US$MM =	62.5
	NPV10, US$MM =	60.4
	NPV11, US$MM =	58.3
	CNOOC Net Oil Reserves, MMstb =	2.0
	CNOOC Net Gas Reserves, Bscf =	46.0

					Opex
Year	WI Oil Prod'n	WI Gas Prod'n	Crude Price	Gas Price	Recoverable	Unrecoverable	Capex	Cost Recovered	CNOOC's Profit Share	Pre-Tax Cash Flow	Net Cash Flow	Net Oil Reserves	Net Gas Reserves
	MMstb	Bscf	US$/bbl	US$/Mscf	US$M	US$M	US$M	US$M	US$M	US$M	US$M	MMstb	Bscf

2010	0.635	0.000	61.85	1.47	4,359	119	15,624	13,742	9,849	3,489	3,489	0.546	0.000
2011	0.459	10.038	61.85	1.51	6,554	126	15,624	17,492	11,033	6,221	6,221	0.418	0.757
2012	0.343	10.065	61.85	1.54	6,330	134	0	15,179	9,268	17,983	17,983	0.312	5.036
2013	0.284	10.038	61.85	1.58	6,204	142	0	14,056	8,394	16,105	16,105	0.258	5.141
2014	0.222	10.038	61.85	1.61	6,292	150	0	12,901	7,488	13,948	13,948	0.201	5.151
2015	0.165	10.038	61.85	1.65	5,966	159	0	11,856	6,663	12,394	12,394	0.145	9.335
2016	0.085	10.751	61.85	1.69	5,233	169	0	10,921	5,742	11,262	11,262	0.052	11.333
2017	0.037	7.304	61.85	1.73	4,912	179	0	7,124	3,739	5,772	5,772	0.023	6.746
2018	0.019	3.504	61.85	1.77	3,776	190	0	3,508	1,853	1,396	1,396	0.012	2.477

TOTAL	2.2	71.8			49,625	1,368	31,248	106,781	64,030	88,569	88,569	2.0	46.0

Notes:
1.	WI Oil and Gas Production refer to Total Production x CNOOC’s WI.
2.	CNOOC Net Oil and Gas Reserves refer to CNOOC Net Oil and Gas Entitlement.
3.	Tax will be paid for from the Minister’s Profit Share.
4.	Totals may not add exactly due to rounding errors.

CNOOC	8	KK1498

GCA	GAFFNEY, CLINE & ASSOCIATES

TABLE 3.2

BLOCK 2C – TRINIDAD & TOBAGO
CNOOC 1P NET RESERVES & NPVs AS OF 31st DECEMBER, 2009

Case: 1P	NPV7, US$MM =	67.2
CNOOC 12.5% WI	NPV8, US$MM =	64.8
	NPV9, US$MM =	62.5
	NPV10, US$MM =	60.4
	NPV11, US$MM =	58.3
	CNOOC Net Oil Reserves, MMstb =	2.0
	CNOOC Net Gas Reserves, Bscf =	46.0

					Opex
Year	WI Oil Prod'n	WI Gas Prod'n	Crude Price	Gas Price	Recoverable	Unrecoverable	Capex	Cost Recovered	CNOOC's Profit Share	Pre-Tax Cash Flow	Net Cash Flow	Net Oil Reserves	Net Gas Reserves
	MMstb	Bscf	US$/bbl	US$/Mscf	US$M	US$M	US$M	US$M	US$M	US$M	US$M	MMstb	Bscf

2010	0.635	0.000	61.85	1.47	4,359	119	15,624	13,742	9,849	3,489	3,489	0.546	0.000
2011	0.459	10.038	61.85	1.51	6,554	126	15,624	17,492	11,033	6,221	6,221	0.418	0.757
2012	0.343	10.065	61.85	1.54	6,330	134	0	15,179	9,268	17,983	17,983	0.312	5.036
2013	0.284	10.038	61.85	1.58	6,204	142	0	14,056	8,394	16,105	16,105	0.258	5.141
2014	0.222	10.038	61.85	1.61	6,292	150	0	12,901	7,488	13,948	13,948	0.201	5.151
2015	0.165	10.038	61.85	1.65	5,966	159	0	11,856	6,663	12,394	12,394	0.145	9.335
2016	0.085	10.751	61.85	1.69	5,233	169	0	10,921	5,742	11,262	11,262	0.052	11.333
2017	0.037	7.304	61.85	1.73	4,912	179	0	7,124	3,739	5,772	5,772	0.023	6.746
2018	0.019	3.504	61.85	1.77	3,776	190	0	3,508	1,853	1,396	1,396	0.012	2.477

TOTAL	2.2	71.8			49,625	1,368	31,248	106,781	64,030	88,569	88,569	2.0	46.0

Notes:
1.	WI Oil and Gas Production refer to Total Production x CNOOC’s WI.
2.	CNOOC Net Oil and Gas Reserves refer to CNOOC Net Oil and Gas Entitlement.
3.	Tax will be paid for from the Minister’s Profit Share.
4.	Totals may not add exactly due to rounding errors.

CNOOC	9	KK1498

GCA	GAFFNEY, CLINE & ASSOCIATES

TABLE 3.3

BLOCK 2C – TRINIDAD & TOBAGO
CNOOC 2P NET RESERVES & NPVs AS OF 31st DECEMBER, 2009

Case: 2P	NPV7, US$MM =	84.4
CNOOC 12.5% WI	NPV8, US$MM =	80.9
	NPV9, US$MM =	77.6
	NPV10, US$MM =	74.5
	NPV11, US$MM =	71.6
	CNOOC Net Oil Reserves, MMstb =	2.3
	CNOOC Net Gas Reserves, Bscf =	66.2

					Opex
Year	WI Oil Prod'n	WI Gas Prod'n	Crude Price	Gas Price	Recoverable	Unrecoverable	Capex	Cost Recovered	CNOOC's Profit Share	Pre-Tax Cash Flow	Net Cash Flow	Net Oil Reserves	Net Gas Reserves
	MMstb	Bscf	US$/bbl	US$/Mscf	US$M	US$M	US$M	US$M	US$M	US$M	US$M	MMstb	Bscf

2010	0.639	0.000	61.85	1.47	4,931	119	15,624	13,840	9,913	3,079	3,079	0.542	0.000
2011	0.490	10.038	61.85	1.51	7,179	126	15,624	18,170	11,473	6,714	6,714	0.443	0.485
2012	0.395	10.065	61.85	1.54	6,996	134	0	16,297	10,099	19,266	19,266	0.357	4.772
2013	0.337	10.038	61.85	1.58	6,873	142	0	15,208	9,249	17,442	17,442	0.305	4.877
2014	0.306	10.038	61.85	1.61	7,023	150	0	14,729	8,846	16,402	16,402	0.268	5.254
2015	0.254	10.038	61.85	1.65	6,707	159	0	13,793	8,102	15,028	15,028	0.155	11.740
2016	0.184	10.751	61.85	1.69	6,144	169	0	13,067	7,336	14,090	14,090	0.112	12.064
2017	0.092	11.178	61.85	1.73	6,861	179	0	11,663	6,130	10,754	10,754	0.056	11.053
2018	0.056	8.376	61.85	1.77	5,924	190	0	8,630	4,544	7,061	7,061	0.034	7.773
2019	0.039	5.333	61.85	1.81	4,452	201	0	5,668	3,038	4,053	4,053	0.024	4.672
2020	0.029	3.773	61.85	1.85	3,616	213	0	4,013	2,252	2,436	2,436	0.017	3.044
2021	0.008	1.013	61.85	1.90	1,613	75	0	1,131	607	49	49	0.005	0.505

TOTAL	2.8	90.6			68,318	1,858	31,248	136,209	81,589	116,373	116,373	2.3	66.2

Notes:
1.	WI Oil and Gas Production refer to Total Production x CNOOC’s WI.
2.	CNOOC Net Oil and Gas Reserves refer to CNOOC Net Oil and Gas Entitlement.
3.	Tax will be paid for from the Minister’s Profit Share.
4.	Totals may not add exactly due to rounding errors.

CNOOC	10	KK1498

GCA	GAFFNEY, CLINE & ASSOCIATES

TABLE 3.4

BLOCK 2C – TRINIDAD & TOBAGO
CNOOC 3P NET RESERVES & NPVs AS OF 31st DECEMBER, 2009

Case: 3P	NPV7, US$MM =	97.1
CNOOC 12.5% WI	NPV8, US$MM =	92.7
	NPV9, US$MM =	88.6
	NPV10, US$MM =	84.8
	NPV11, US$MM =	81.2
	CNOOC Net Oil Reserves, MMstb =	2.6
	CNOOC Net Gas Reserves, Bscf =	76.8

					Opex
Year	WI Oil Prod'n	WI Gas Prod'n	Crude Price	Gas Price	Recoverable	Unrecoverable	Capex	Cost Recovered	CNOOC's Profit Share	Pre-Tax Cash Flow	Net Cash Flow	Net Oil Reserves	Net Gas Reserves
	MMstb	Bscf	US$/bbl	US$/Mscf	US$M	US$M	US$M	US$M	US$M	US$M	US$M	MMstb	Bscf

2010	0.648	0.000	61.85	1.47	5,511	119	15,624	14,033	10,038	2,817	2,817	0.543	0.000
2011	0.516	10.038	61.85	1.51	7,793	126	15,624	18,728	11,836	7,021	7,021	0.464	0.095
2012	0.434	10.065	61.85	1.54	7,637	134	0	17,147	10,730	20,107	20,107	0.391	4.450
2013	0.374	10.038	61.85	1.58	7,510	142	0	16,020	9,853	18,221	18,221	0.337	4.554
2014	0.361	10.038	61.85	1.61	7,694	150	0	15,905	9,720	17,780	17,780	0.280	6.290
2015	0.326	10.038	61.85	1.65	7,413	159	0	15,337	9,249	17,014	17,014	0.199	12.248
2016	0.280	10.751	61.85	1.69	7,160	169	0	15,140	8,876	16,688	16,688	0.171	12.689
2017	0.155	11.178	61.85	1.73	7,771	179	0	13,028	7,144	12,223	12,223	0.095	11.316
2018	0.091	11.178	61.85	1.77	7,541	190	0	9,526	7,210	9,006	9,006	0.040	9.188
2019	0.066	11.178	61.85	1.81	6,866	201	0	6,866	8,072	7,871	7,871	0.029	7.275
2020	0.052	10.514	61.85	1.85	6,179	213	0	6,179	7,715	7,502	7,502	0.022	6.750
2021	0.015	2.736	61.85	1.90	2,272	75	0	2,272	1,797	1,721	1,721	0.007	1.929

TOTAL	3.3	107.8			81,346	1,858	31,248	150,182	102,240	137,970	137,970	2.6	76.8

Notes:
1.	WI Oil and Gas Production refer to Total Production x CNOOC’s WI.
2.	CNOOC Net Oil and Gas Reserves refer to CNOOC Net Oil and Gas Entitlement.
3.	Tax will be paid for from the Minister’s Profit Share.
4.	Totals may not add exactly due to rounding errors.

CNOOC	11	KK1498

GCA	GAFFNEY, CLINE & ASSOCIATES

TABLE 3.5

BLOCK 2C – TRINIDAD & TOBAGO
PD PRODUCTION PROFILES

	Aripo				Canteen				Kairi				E Kairi Horst				Total
	Gross		WI		Gross		WI		Gross		WI		Gross		WI		Gross		WI
	Oil Prod	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n
Year	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf
2010	-	0.0	-	0.0	1.797	0.0	0.225	0.0	3.281	0.0	0.409	0.0	-	0.0	-	0.0	5.078	0.0	0.635	0.0
2011	-	62.1	-	4.0	1.311	0.0	0.163	0.0	2.360	0.0	0.296	0.0	-	18.3	-	6.0	3.670	80.3	0.459	10.0
2012	-	57.7	-	4.0	0.990	0.9	0.122	0.6	1.752	7.5	0.221	4.5	-	14.3	-	0.9	2.743	80.5	0.343	10.1
2013	-	39.8	-	4.0	0.825	4.1	0.101	0.6	1.444	32.8	0.183	4.5	-	3.7	-	0.9	2.270	80.3	0.284	10.0
2014	-	26.7	-	4.0	0.645	5.8	0.079	0.6	1.130	47.0	0.143	4.5	-	0.8	-	0.9	1.775	80.3	0.222	10.0
2015	-	17.9	-	4.0	0.475	6.9	0.059	0.6	0.844	55.4	0.106	4.5	-	0.2	-	0.9	1.319	80.3	0.165	10.0
2016	-	12.0	-	4.3	0.230	8.4	0.030	0.7	0.450	65.6	0.055	4.9	-	0.0	-	0.9	0.680	86.0	0.085	10.8
2017	-	8.0	-	2.9	0.082	6.4	0.013	0.4	0.217	44.0	0.024	3.3	-	0.0	-	0.6	0.299	58.4	0.037	7.3
2018	-	5.4	-	1.4	0.030	2.9	0.007	0.2	0.121	19.8	0.012	1.6	-	0.0	-	0.3	0.151	28.0	0.019	3.5
2019	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
2020	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
2021	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total	0	230	0.0	29	6.4	35	0.8	4	11.6	272	1.4	28	0.0	37	0.0	11	18.0	574	2.2	72

Notes:
1.
Gross production volumes represent a 100% interest in commercially recoverable volumes as of 31st December, 2009, i.e. after economic cutoffs have been applied. Gross volumes include volumes attributable to third parties (government and other working interest partners).

2.
WI production volumes represent CNOOC’s 12.5% working interests in commercially recoverable volumes as of 31st December, 2009, i.e. after economic cutoffs have been applied. This volumes still includes volumes attributable to government.

3.	Totals may not add exactly due to rounding errors.

CNOOC	12	KK1498

GCA	GAFFNEY, CLINE & ASSOCIATES

TABLE 3.6

BLOCK 2C – TRINIDAD & TOBAGO
1P PRODUCTION PROFILES

	Aripo				Canteen				Kairi				E Kairi Horst				Total
	Gross		WI		Gross		WI		Gross		WI		Gross		WI		Gross		WI
	Oil Prod	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n
Year	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf
2010	-	0.0	-	0.0	1.797	0.0	0.225	0.0	3.281	0.0	0.409	0.0	-	0.0	-	0.0	5.078	0.0	0.635	0.0
2011	-	62.1	-	4.0	1.311	0.0	0.163	0.0	2.360	0.0	0.296	0.0	-	18.3	-	6.0	3.670	80.3	0.459	10.0
2012	-	57.7	-	4.0	0.990	0.9	0.122	0.6	1.752	7.5	0.221	4.5	-	14.3	-	0.9	2.743	80.5	0.343	10.1
2013	-	39.8	-	4.0	0.825	4.1	0.101	0.6	1.444	32.8	0.183	4.5	-	3.7	-	0.9	2.270	80.3	0.284	10.0
2014	-	26.7	-	4.0	0.645	5.8	0.079	0.6	1.130	47.0	0.143	4.5	-	0.8	-	0.9	1.775	80.3	0.222	10.0
2015	-	17.9	-	4.0	0.475	6.9	0.059	0.6	0.844	55.4	0.106	4.5	-	0.2	-	0.9	1.319	80.3	0.165	10.0
2016	-	12.0	-	4.3	0.230	8.4	0.030	0.7	0.450	65.6	0.055	4.9	-	0.0	-	0.9	0.680	86.0	0.085	10.8
2017	-	8.0	-	2.9	0.082	6.4	0.013	0.4	0.217	44.0	0.024	3.3	-	0.0	-	0.6	0.299	58.4	0.037	7.3
2018	-	5.4	-	1.4	0.030	2.9	0.007	0.2	0.121	19.8	0.012	1.6	-	0.0	-	0.3	0.151	28.0	0.019	3.5
2019	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
2020	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
2021	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total	0	230	0.0	29	6.4	35	0.8	4	11.6	272	1.4	28	0.0	37	0.0	11	18.0	574	2.2	72

Notes:
1.
Gross production volumes represent a 100% interest in commercially recoverable volumes as of 31st December, 2009, i.e. after economic cutoffs have been applied. Gross volumes include volumes attributable to third parties (government and other working interest partners).

2.
WI production volumes represent CNOOC’s 12.5% working interests in commercially recoverable volumes as of 31st December, 2009, i.e. after economic cutoffs have been applied. This volumes still includes volumes attributable to government.

3.	Totals may not add exactly due to rounding errors.

CNOOC	13	KK1498

GCA	GAFFNEY, CLINE & ASSOCIATES

TABLE 3.7

BLOCK 2C – TRINIDAD & TOBAGO
2P PRODUCTION PROFILES

	Aripo				Canteen				Kairi				E Kairi Horst				Total
	Gross		WI		Gross		WI		Gross		WI		Gross		WI		Gross		WI
	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n
Year	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf
2010	-	0.0	-	0.0	1.770	0.0	0.223	0.0	3.344	0.0	0.417	0.0	-	0.0	-	0.0	5.115	0.0	0.639	0.0
2011	-	62.1	-	4.2	1.371	0.0	0.171	0.0	2.550	0.0	0.319	0.0	-	18.3	-	5.9	3.920	80.3	0.490	10.0
2012	-	62.2	-	4.2	1.111	0.0	0.137	0.0	2.045	0.0	0.257	0.0	-	18.3	-	5.9	3.156	80.5	0.395	10.1
2013	-	49.8	-	4.2	0.952	2.2	0.117	0.5	1.743	18.4	0.220	4.5	-	9.9	-	0.8	2.695	80.3	0.337	10.0
2014	-	34.4	-	4.2	0.866	4.5	0.107	0.5	1.585	37.4	0.200	4.5	-	4.0	-	0.8	2.450	80.3	0.306	10.0
2015	-	25.2	-	4.2	0.718	5.6	0.089	0.5	1.317	47.2	0.166	4.5	-	2.2	-	0.8	2.035	80.3	0.254	10.0
2016	-	19.3	-	4.5	0.518	7.0	0.064	0.6	0.955	58.3	0.120	4.9	-	1.4	-	0.8	1.473	86.0	0.184	10.8
2017	-	15.2	-	4.7	0.251	7.5	0.032	0.6	0.488	65.8	0.060	5.0	-	0.9	-	0.9	0.739	89.4	0.092	11.2
2018	-	12.3	-	3.5	0.145	5.9	0.020	0.5	0.306	48.1	0.037	3.8	-	0.7	-	0.7	0.451	67.0	0.056	8.4
2019	-	10.2	-	2.2	0.094	3.5	0.014	0.3	0.216	28.5	0.025	2.4	-	0.5	-	0.4	0.311	42.7	0.039	5.3
2020	-	8.6	-	1.6	0.067	2.3	0.010	0.2	0.163	18.9	0.019	1.7	-	0.4	-	0.3	0.230	30.2	0.029	3.8
2021	-	2.5	-	0.4	0.018	0.6	0.003	0.1	0.045	4.9	0.005	0.5	-	0.1	-	0.1	0.063	8.1	0.008	1.0
Total	0	302	0	38	7.9	39	1.0	4	14.8	328	1.8	32	0	57	0	17	22.6	725	2.8	91

Notes:
1.
Gross production volumes represent a 100% interest in commercially recoverable volumes as of 31st December, 2009, i.e. after economic cutoffs have been applied. Gross volumes include volumes attributable to third parties (government and other working interest partners).

2.
WI production volumes represent CNOOC’s 12.5% working interests in commercially recoverable volumes as of 31st December, 2009, i.e. after economic cutoffs have been applied. This volumes still includes volumes attributable to government.

3.	Totals may not add exactly due to rounding errors.

CNOOC	14	KK1498

GCA	GAFFNEY, CLINE & ASSOCIATES

TABLE 3.8

BLOCK 2C – TRINIDAD & TOBAGO
3P PRODUCTION PROFILES

	Aripo				Canteen				Kairi				E Kairi Horst				Total
	Gross		WI		Gross		WI		Gross		WI		Gross		WI		Gross		WI
	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n	Oil Prod'n	Gas Prod'n
Year	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf	MMstb	Bscf
2010	-	0.0	-	0.0	1.790	0.0	0.225	0.0	3.396	0.0	0.424	0.0	-	0.0	-	0.0	5.186	0.0	0.648	0.0
2011	-	62.1	-	4.2	1.433	0.0	0.179	0.0	2.694	0.0	0.337	0.0	-	18.3	-	5.8	4.127	80.3	0.516	10.0
2012	-	62.2	-	4.2	1.209	0.0	0.150	0.0	2.261	0.0	0.283	0.0	-	18.3	-	5.8	3.470	80.5	0.434	10.1
2013	-	58.5	-	4.2	1.045	0.8	0.130	0.6	1.950	5.4	0.245	4.3	-	15.6	-	0.9	2.995	80.3	0.374	10.0
2014	-	42.6	-	4.2	1.006	3.8	0.125	0.6	1.878	26.6	0.236	4.3	-	7.3	-	0.9	2.885	80.3	0.361	10.0
2015	-	32.5	-	4.2	0.908	5.4	0.113	0.6	1.697	37.9	0.213	4.3	-	4.5	-	0.9	2.606	80.3	0.326	10.0
2016	-	26.3	-	4.5	0.779	7.0	0.097	0.7	1.459	49.4	0.183	4.6	-	3.3	-	0.9	2.239	86.0	0.280	10.8
2017	-	22.1	-	4.7	0.432	8.1	0.054	0.7	0.811	56.7	0.102	4.8	-	2.6	-	1.0	1.244	89.4	0.155	11.2
2018	-	19.0	-	4.7	0.247	8.5	0.032	0.7	0.482	59.8	0.060	4.8	-	2.1	-	1.0	0.729	89.4	0.091	11.2
2019	-	16.7	-	4.7	0.174	8.8	0.023	0.7	0.351	62.1	0.043	4.8	-	1.8	-	1.0	0.526	89.4	0.066	11.2
2020	-	14.9	-	4.4	0.135	8.5	0.018	0.6	0.279	59.1	0.034	4.5	-	1.6	-	0.9	0.414	84.1	0.052	10.5
2021	-	4.6	-	1.1	0.038	2.1	0.005	0.2	0.080	14.7	0.010	1.2	-	0.5	-	0.2	0.119	21.9	0.015	2.7
Total	0	361	0	45	9.2	53	1.1	5	17.3	372	2.2	38	0	76	0	19	26.5	862	3.3	108

Notes:
1.
Gross production volumes represent a 100% interest in commercially recoverable volumes as of 31st December, 2009, i.e. after economic cutoffs have been applied. Gross volumes include volumes attributable to third parties (government and other working interest partners).

2.
WI production volumes represent CNOOC’s 12.5% working interests in commercially recoverable volumes as of 31st December, 2009, i.e. after economic cutoffs have been applied. This volumes still includes volumes attributable to government.

3.	Totals may not add exactly due to rounding errors.

CNOOC	15	KK1498

GCA	APPENDIX I

APPENDIX I

GLOSSARY

CNOOC	KK1498

GCA	APPENDIX I

List of Standard Oil Industry Terms and Abbreviations

ABEX	Abandonment Expenditure	EOR	Enhanced Oil Recovery
ACQ	Annual Contract Quantity	EUR	Estimated Ultimate Recovery
[o]API	Degrees API (American	FDP	Field Development Plan
	Petroleum Institute)	FEED	Front End Engineering and Design
AAPG	American Association of	FPSO	Floating Production, Storage and
	Petroleum Geologists		Offloading
AVO	Amplitude versus Offset	FSO	Floating Storage and Offloading
A$	Australian Dollars	ft	Foot/feet
B	Billion (109)	Fx	Foreign Exchange Rate
Bbl	Barrels	g	gram
/Bbl	per barrel	g/cc	grams per cubic centimetre
Bbbl	Billion Barrels	gal	gallon
BHA	Bottom Hole Assembly	gal/d	gallons per day
BHC	Bottom Hole Compensated	G&A	General and Administrative costs
Bscf or Bcf	Billion standard cubic feet	GBP	Pounds Sterling
Bscf/d or Bcf/d	Billion standard cubic feet per day	GDT	Gas Down to
Bm3	Billion cubic metres	GIIP	Gas initially in place
bcpd	Barrels of condensate per day	Gj	Gigajoules (one billion Joules)
BHP	Bottom Hole Pressure	GOR	Gas Oil Ratio
blpd	Barrels of liquid per day	GTL	Gas to Liquids
bpd	Barrels per day	GWC	Gas water contact
boe	Barrels of oil equivalent @xxx mcf/bbl	HDT	Hydrocarbons Down to
boepd	Barrels of oil equivalent per day@	HSE	Health, Safety and Environment
	xxx mcf/bbl	HSFO	High Sulphur Fuel Oil
BOP	Blow Out Preventer	HUT	Hydrocarbons up to
bopd	Barrels oil per day	H2S	Hydrogen Sulphide
bwpd	Barrels of water per day	IOR	Improved Oil Recovery
BS&W	Bottom sediment and water	IPP	Independent Power Producer
BTU	British Thermal Units	IRR	Internal Rate of Return
bwpd	Barrels water per day	J	Joule (Metric measurement of
CBM	Coal Bed Methane		energy. I kilojoule = 0.9478 BTU)
CO2	Carbon Dioxide	k	Permeability
CAPEX	Capital Expenditure	KB	Kelly Bushing
CCGT	Combined Cycle Gas Turbine	KJ	Kilojoules (one Thousand Joules)
cm	centimetres	kl	Kilolitres
CMM	Coal Mine Methane	km	Kilometres
CNG	Compressed Natural Gas	km2	Square kilometres
Cp	Centipoise (a measure of viscosity)	kPa	Thousands of Pascals
CSG	Coal Seam Gas		measurement of pressure)
CT	Corporation Tax	KW	Kilowatt
DCQ	Daily Contract Quantity	KWh	Kilowatt hour
Deg C	Degrees Celsius	LKG	Lowest Known Gas
Deg F	Degrees Fahrenheit	LKH	Lowest Known Hydrocarbons
DHI	Direct Hydrocarbon Indicator	LKO	Lowest Known Oil
DST	Drill Stem Test	LNG	Liquefied Natural Gas
DWT	Dead-weight ton	LoF	Life of Field
E&A	Exploration & Appraisal	LPG	Liquefied Petroleum Gas
E&P	Exploration and Production	LTI	Lost Time Injury
EBIT	Earnings before Interest and Tax	LWD	Logging while drilling
EBITDA	Earnings before interest, tax,	m	Metres
	depreciation and amortisation	M	Thousand
EI	Entitlement Interest	m3	Cubic metres
EIA	Environmental Impact Assessment	Mcf or Mscf	Thousand standard cubic feet
EMV	Expected Monetary Value	MCM	Management Committee Meeting
MMcf or MMscf	Million standard cubic feet	cf or scf	Standard Cubic Feet

CNOOC	AI.I	KK1498

GCA	APPENDIX I

m3d	Cubic metres per day	cf/d or scf/d	Standard Cubic Feet per day
MDT	Modular Dynamic Tester	scf/ton	Standard cubic foot per ton
mD	Measure of Permeability in	SL	Straight line (for depreciation)
	millidarcies	so	Oil Saturation
MD	Measured Depth	SPE	Society of Petroleum Engineers
Mean	Arithmetic average of a set of	SPEE	Society of Petroleum Evaluation
	numbers		Engineers
Median	Middle value in a set of values	ss	Subsea
MFT	Multi Formation Tester	stb	Stock tank barrel
mg/l	milligrames per litre	STOIIP	Stock tank oil initially in place
MJ	Megajoules (One Million Joules)	sw	Water Saturation
Mm3	Thousand Cubic metres	T	Tonnes
Mm3d	Thousand Cubic metres per day	TD	Total Depth
MM	Million	Te	Tonnes equivalent
MMbbl	Millions of barrels	THP	Tubing Head Pressure
MMBTU	Millions of British Thermal Units	TJ	Terajoules (10[12] Joules)
Mode	Value that exists most frequently in	Tscf or Tcf	Trillion standard cubic feet
	a set of values = most likely	TCM	Technical Committee Meeting
Mscf/d	Thousand standard cubic feet per day	TOC	Total Organic Carbon
MMscf/d	Million standard cubic feet per day	TOP	Take or Pay
MW	Megawatt	Tpd	Tonnes per day
MWD	Measuring While Drilling	TVD	True Vertical Depth
MWh	Megawatt hour	TVDss	True Vertical Depth Subsea
mya	Million years ago	USGS	United States Geological Survey
NGL	Natural Gas Liquids	U.S.$	United States Dollar
N2	Nitrogen	VSP	Vertical Seismic Profiling
NPV	Net Present Value	WC	Water Cut
OBM	Oil Based Mud	WI	Working Interest
OCM	Operating Committee Meeting	WPC	World Petroleum Council
ODT	Oil down to	WTI	West Texas Intermediate
OPEX	Operating Expenditure	wt%	Weight percent
OWC	Oil Water Contact	1H05	First half (6 months) of 2005
p.a.	Per annum		(example of date)
Pa	Pascals (metric measurement of	2Q06	Second quarter (3 months) of 2006
	pressure)		(example of date)
P&A	Plugged and Abandoned	2D	Two dimensional
PD	Proved Developed	3D	Three dimensional
PDP	Proved Developed Producing	4D	Four dimensional
PI	Productivity Index	1P	Proved Reserves
PJ	Petajoules (10[15] Joules)	2P	Proved plus Probable Reserves
PSDM	Post Stack Depth Migration	3P	Proved plus Probable plus Possible
psi	Pounds per square inch		Reserves
psia	Pounds per square inch absolute	%	Percentage
psig	Pounds per square inch gauge
PUD	Proved Undeveloped
PVT	Pressure volume temperature
P10	10% Probability
P50	50% Probability
P90	90% Probability
RF	Recovery factor
RFT	Repeat Formation Tester
RT	Rotary Table
Rw	Resistivity of water
SCAL	Special core analysis

CNOOC	AI.II	KK1498